Steven A. Mills
Chairman of the Compensation Committee of the Board of Directors

Marsh McLennan
1166 Avenue of the Americas
New York, NY 10036
T +1 212 345 5000
www.mmc.com

February 18, 2025

John Q. Doyle
Electronic Delivery

Subject: Terms of Employment

Dear John,

This third amendment to the Letter Agreement, dated November 10, 2022, between you and Marsh & McLennan Companies, Inc. as subsequently amended on February 22, 2024 and July 10, 2024 (taken together, the “Letter Agreement”), revises the terms and conditions of your employment as President and Chief Executive Officer of Marsh McLennan. The Letter Agreement will continue to govern your employment except as specified below:

1.Paragraph 2(e) shall be amended to provide the following sentence at the end of the paragraph: In addition, beginning April 1, 2025, you will be eligible to participate in the Marsh McLennan Executive Health Exam Program, as in effect from time to time.

1.Exhibit A to the Letter Agreement shall be deleted and replaced in its entirety with the attached Exhibit A.

The terms of this amendment are effective as of February 18, 2025. Please acknowledge your agreement with the terms of the Letter Agreement, as further amended by this third amendment, by signing and dating this and the enclosed copy and returning one to me.

Sincerely,

/s/ Steven A. Mills

Steven A. Mills
Chairman of the Compensation Committee of the Board of Directors
Marsh McLennan

February 18, 2025
John Doyle
Accepted and Agreed:

/s/ John Q. Doyle
(Signature)

February 18, 2025
(Date)

February 18, 2025
John Doyle

Exhibit A

Board or Committee Memberships	•The Board of the Greenberg School of Risk Management at St. John’s University •The Board of New York Police and Fire Widows and Children’s Benefit Fund •Inner-City Scholarship Fund
Annual Base Salary	$1,500,000 effective as of April 1, 2024.
Annual Target Bonus Opportunity	Bonus awards are discretionary.

Target bonus of $3,750,000 commencing with the 2024 performance year (awarded in February 2025). Actual bonus may range from 0% - 200% of target, based on achievement of individual and Marsh McLennan performance objectives as Marsh McLennan may establish from time to time
Annual Target Long-Term Incentive Opportunity	Long-term incentive awards are discretionary. Target grant date fair value of $16,750,000 commencing with the award granted in 2025.
Other Benefits
•You will have access to a car and driver for business purposes and personal use including work/home travel.

•You will have access to corporate aircraft for personal travel, up to $275,000 in aggregate incremental cost each calendar year, commencing with the 2024 calendar year, as calculated by the Company for disclosure purposes for the Summary Compensation Table of the Company’s Proxy Statement; provided that this amount and calculation methodology will be reviewed from time to time and subject to adjustment to reflect market trends and security considerations. The Company currently calculates incremental cost by totaling the incremental variable costs associated with personal flights on the aircraft (including hourly charges, taxes, passenger fees, international fees and catering)

If the imputed income attributable to these benefits is taxable to you, then the taxes associated with this taxable income will not be reimbursed or paid by the Company.